EXHIBIT 99.1
WD-40 Company Reports Third Quarter 2026 Financial Results
~ Net sales increased 24%, driven by double-digit growth across all three trade blocs ~
~ Operating income increased 47%, reflecting strong operating leverage and the benefits of scale ~
~ Management updates guidance to better reflect current outlook ~

SAN DIEGO — July 9, 2026 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2026.
Third Quarter Highlights and Summary:
•Total net sales were $195.1 million, an increase of 24 percent compared to the prior year fiscal quarter.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales of approximately $7.3 million for the current quarter. On a non-GAAP constant currency basis, total net sales in the third quarter would have increased 20 percent to $187.8 million compared to the prior year fiscal quarter.
•Maintenance product sales were $189.7 million, an increase of 26 percent compared to the prior year fiscal quarter. On a non-GAAP constant currency basis, maintenance product sales in the third quarter would have increased 22 percent compared to the prior year fiscal quarter.
•Gross margin increased to 56.6 percent compared to 56.2 percent in the prior year fiscal quarter.
•Selling, general, and administrative expenses were $56.7 million, up 10 percent compared to the prior year fiscal quarter.
•Advertising and sales promotion expenses were $11.9 million, up 30 percent compared to the prior year fiscal quarter. These expenses accounted for 6.1 percent of total net sales, up from 5.8 percent in the prior year fiscal quarter.
•Operating income was $40.3 million, an increase of 47 percent from the prior year fiscal quarter.
•Net income was $30.2 million, an increase of 44 percent from the prior year fiscal quarter. During the third quarter of fiscal year 2026, we reclassified certain homecare and cleaning products in the Americas and recorded an additional $1.3 million of related amortization expense. Excluding this one-time expense, on a non-GAAP basis, adjusted net income was $31.5 million, an increase of 50 percent.
•Diluted earnings per share were $2.24 compared to $1.54 in the prior year fiscal quarter, an increase of 45 percent. Excluding the one-time adjustment for amortization expense mentioned above, non-GAAP adjusted diluted EPS was $2.33, an increase of 51 percent.

“We delivered an exceptional third quarter, with net sales increasing 24% and operating income increasing 47%, demonstrating the operating leverage inherent in our business model,” said Steve Brass, president and chief executive officer. “Our strong performance was driven by double-digit growth across all three trade blocs and continued progress in our Must-Win Battles, delivering solid double-digit year-to-date growth in geographic expansion, WD-40 Specialist, premiumized products, and e-commerce.

“During the quarter, we decided to shift our focus and no longer actively market our Americas homecare and cleaning brands and have reclassified those assets as held for use. Based on this action and our strong year-to-date performance, we are updating our guidance to include the homecare and cleaning business in our outlook and narrowing the guidance ranges for the remainder of fiscal year 2026.”
1

Net Sales by Segment (in thousands):

	Three Months Ended May 31,				Nine Months Ended May 31,
	2026	2025	Dollars	Change	2026	2025	Dollars	Change
Americas (1)	$101,216	$78,162	$23,054	29%	$244,903	$213,127	$31,776	15%
EIMEA (2)	66,572	56,705	9,867	17%	190,116	173,763	16,353	9%
Asia-Pacific (3)	27,331	22,048	5,283	24%	76,194	69,624	6,570	9%
Total	$195,119	$156,915	$38,204	24%	$511,213	$456,514	$54,699	12%
Third Quarter Highlights by Segment:
Americas
•The Americas segment represented 52 percent of total net sales in the third quarter.
•Total net sales in the Americas increased 29 percent compared to the prior year fiscal quarter, driven by a 31 percent increase in maintenance product sales. This growth was primarily attributable to higher sales of WD-40® Multi-Use Product in the United States and Latin America, where net sales rose by $17.2 million and $2.6 million, respectively. In the United States, strong performance was driven by expanded distribution, continued strength in online channels, and strong promotional activity including a high-impact promotional program. In Latin America, sales increased in both Brazil and Mexico, supported by higher volumes in Brazil and by higher volumes and favorable currency impacts in Mexico.
•WD-40 Specialist® also contributed to the increase in maintenance product sales, with net sales up $2.1 million, or 22 percent, compared to the prior year fiscal quarter, driven primarily by new distribution, growth in online sales, and enhanced product placement.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales in the Americas. On a non-GAAP constant currency basis, net sales in Americas would have been $99.5 million for the third quarter, reflecting an increase of 27 percent compared to the prior year fiscal quarter.
EIMEA
•The EIMEA segment represented 34 percent of total net sales in the third quarter.
•Total net sales in EIMEA increased 17 percent compared to the prior year fiscal quarter driven by a 20 percent increase in maintenance product sales. This growth was primarily attributable to higher sales volume in both direct and distributor markets as well as favorable changes in foreign currency exchange rates. WD-40® Multi-Use Product led this performance, with net sales increasing $7.2 million, or 17 percent, driven by strong maintenance product growth in key markets, improved distributor market performance, and customer inventory builds ahead of anticipated supply constraints and price increases.
•WD-40 Specialist® also contributed to the increase in maintenance product sales, with net sales increasing $3.0 million, or 31 percent, compared to the prior year fiscal quarter. Growth was driven by strong performance across all direct markets, supported by effective marketing programs, new product introductions, and favorable foreign currency exchange rates.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales in EIMEA. On a non-GAAP constant currency basis, net sales in EIMEA would have been $62.2 million for the third quarter, reflecting an increase of 10 percent compared to the prior year fiscal quarter.
Asia-Pacific
•The Asia-Pacific segment represented 14 percent of total net sales in the third quarter.

•Total net sales in Asia-Pacific increased 24 percent compared to the prior year fiscal quarter, primarily due to a 25 percent increase in sales of maintenance products. Growth was broad-based across the region, driven primarily by higher sales of WD-40® Multi-Use Product in China and the Company’s Asia distributor markets, where net sales rose by $3.0 million and $1.4 million, respectively. In China, growth was driven by higher sales volumes, supported by promotional and marketing programs, including online influencers, as well as expanded distribution across online retail and industrial channels. Sales also benefited from advanced buying ahead of planned price increases later this year. In the Company’s Asia distributor markets, sales increased due to promotional programs, particularly in the Philippines, Indonesia, and Malaysia.
•Net sales of WD-40 Specialist® increased 32 percent compared to the prior year quarter, driven primarily by strong sales volumes in China supported by successful promotions and expanded distribution.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales in Asia-Pacific. On a non-GAAP constant currency basis, net sales in Asia-Pacific would have been $26.1 million for the third quarter, reflecting an increase of 18 percent compared to the prior year fiscal period.
Net Sales by Product Group (in thousands):

	Three Months Ended May 31,				Nine Months Ended May 31,
	2026	2025	Dollars	Change	2026	2025	Dollars	Change
WD-40 Multi-Use Product	$152,523	$120,687	$31,836	26%	$397,686	$352,926	$44,760	13%
WD-40 Specialist	28,018	22,028	5,990	27%	72,899	59,762	13,137	22%
Other maintenance products (4)	9,203	7,687	1,516	20%	24,888	22,538	2,350	10%
Total maintenance products	189,744	150,402	39,342	26%	495,473	435,226	60,247	14%
HCCP (5)	5,375	6,513	(1,138)	(17)%	15,740	21,288	(5,548)	(26)%
Total	$195,119	$156,915	$38,204	24%	$511,213	$456,514	$54,699	12%
•Net sales of maintenance products, the Company’s primary strategic focus, represented 97 percent of total net sales in the third quarter. Maintenance products increased 26 percent compared to the prior year quarter, primarily driven by higher sales of WD-40® Multi-Use Product in the United States, EIMEA and China.
•Net sales of homecare and cleaning products represented 3 percent of total net sales in the third quarter. Net sales of homecare and cleaning products decreased 17 percent compared to the prior year quarter. The Company completed the divestiture of its entire homecare and cleaning portfolio in the United Kingdom during the fourth quarter of fiscal year 2025. Sales related to these products were $1.1 million in the comparative period in the prior fiscal year.
Dividend and Share Repurchase Update
•On June 15, 2026, the Board of Directors declared a quarterly cash dividend of $1.02 per share. The dividend is payable on July 31, 2026, to stockholders of record at the close of business on July 17, 2026.
•During the third quarter, the Company repurchased 31,250 shares at a total cost of $6.8 million.
•On June 15, 2026, WD-40 Company’s Board of Directors approved a new share repurchase program authorizing the repurchase of up to $100.0 million of the Company’s outstanding common stock. The program will become effective on September 1, 2026. Repurchases may be made from time to time based on market conditions and other factors, subject to applicable laws, regulations and the Company’s existing debt covenants. The program has no expiration date and may be modified, suspended or discontinued at any time at the discretion of the Board of Directors.

Updated Fiscal Year 2026 Guidance
The Company updated its fiscal year 2026 guidance to reflect the reclassification of its Americas homecare and cleaning brands from assets held for sale to assets held for use. The revised outlook includes approximately $12 million in net sales, $2.9 million in operating income, and $0.17 in diluted earnings per share associated with these brands. The Company also narrowed its guidance ranges to reflect year-to-date performance and its outlook for the remainder of the fiscal year.
The Company's guidance is provided on a non-GAAP basis and excludes the one-time amortization catch-up expense of $1.3 million recorded in the third quarter of fiscal year 2026.
•For fiscal year 2026, the Company expects net sales, excluding the impact of foreign currency fluctuations, to be between $652 million and $667 million, representing growth of 6% to 9% compared with pro forma fiscal year 2025 net sales.
•Based on current exchange rates, reported net sales are expected to be between $675 million and $690 million, representing growth of 10 percent to 12 percent compared with pro forma fiscal year 2025 net sales.
•Gross margin is now expected to be between 54.5 percent and 55.5 percent. The revised outlook incorporates a 40-basis-point adjustment due to the reclassification of homecare and cleaning brands, along with an additional 60 basis points from higher-than-expected cost increases. The Company has implemented pricing actions and cost-saving initiatives, with the majority of the expected benefit anticipated in fiscal year 2027.
•Advertising and promotion investment is expected to remain approximately 6 percent of net sales.
•Non-GAAP operating income is expected to be between $107 million and $113 million, representing growth of 5 percent to 11 percent compared with pro forma fiscal year 2025 results.
•The provision for income tax is expected to be around 22.5 percent.
•Non-GAAP diluted earnings per share are expected to be between $6.05 and $6.35, based on an estimated 13.5 million weighted-average shares outstanding. This outlook represents growth of 6 percent to 11 percent compared with pro forma fiscal year 2025 results.

This guidance is based on management's current expectations and estimates and is provided on a pro forma basis. Unanticipated inflationary pressures and other unforeseen events could materially affect the Company's financial results. Key assumptions include an average euro-to-U.S. dollar exchange rate of approximately 1.17 during the Company's fourth fiscal quarter. Net sales guidance presented on a constant currency basis assumes weighted-average fiscal year 2025 foreign currency exchange rates.
Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $620.0 million in fiscal year 2025 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
These forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: expected benefits from any divestiture transaction; disruption to the parties’ business as a result of the announcement or completion of any divestiture transaction; the Company's ability to successfully complete any planned divestiture; expected timing for the closing of any divestitures; expected proceeds from any divestiture; the intended use of proceeds by the Company from any divestiture transaction; impact of any divestiture transaction on the Company's stock price or EPS; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the geopolitics and political conditions or relations between the United States and other nations; changes in trade policies and tariffs and the impact therefrom; the impacts from inflationary trends; the impacts from supply chain constraints and supply chain disruptions; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices and specialty chemicals.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of July 9, 2026. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may materially differ from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025 which the Company filed with the SEC on October 27, 2025, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2026, which the Company expects to file with the SEC on July 9, 2026.

Table Notes and General Definitions
(1)The Americas segment consists of the U.S., Canada and Latin America.
(2)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(3)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(4)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(5)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, Lava®, and Solvol® brand names. The Company completed the divestiture of its 1001® brands in the United Kingdom during the fourth quarter of fiscal year 2025. Sales related to these brands are included in fiscal year 2025 financial results but are not included in fiscal year 2026 financial results.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31, 2026	August 31, 2025
Assets
Current assets:
Cash and cash equivalents	$59,137	$58,130
Trade and other accounts receivable, net	150,052	120,589
Inventories	80,932	79,871
Other current assets	14,581	26,366
Total current assets	304,702	284,956
Property and equipment, net	58,288	60,394
Goodwill	98,349	97,150
Other intangible assets, net	3,844	2,416
Right-of-use assets	16,797	13,534
Deferred tax assets, net	1,282	1,027
Other assets	16,564	16,332
Total assets	$499,826	$475,809

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35,732	$37,955
Accrued liabilities	33,899	34,230
Accrued payroll and related expenses	27,451	28,415
Short-term borrowings	15,335	800
Income taxes payable	2,380	857
Total current liabilities	114,797	102,257
Long-term borrowings	85,332	86,195
Deferred tax liabilities, net	8,865	9,375
Long-term operating lease liabilities	10,287	8,423
Other long-term liabilities	1,812	1,407
Total liabilities	221,093	207,657

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,973,934 and 19,954,495 shares issued at May 31, 2026 and August 31, 2025, respectively; and 13,438,128 and 13,527,614 shares outstanding at May 31, 2026 and August 31, 2025, respectively	20	20
Additional paid-in capital	183,900	180,065
Retained earnings	568,344	540,665
Accumulated other comprehensive loss	(22,822)	(24,485)
Common stock held in treasury, at cost — 6,535,806 and 6,426,881 shares at May 31, 2026 and August 31, 2025, respectively	(450,709)	(428,113)
Total stockholders’ equity	278,733	268,152
Total liabilities and stockholders’ equity	$499,826	$475,809

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2026	2025	2026	2025

Net sales	$195,119	$156,915	$511,213	$456,514
Cost of products sold	84,696	68,804	224,017	204,600
Gross profit	110,423	88,111	287,196	251,914

Operating expenses:
Selling, general and administrative	56,687	51,541	166,805	151,054
Advertising and sales promotion	11,939	9,160	28,951	24,957
Amortization of definite-lived intangible assets	1,461	45	1,558	136
Total operating expenses	70,087	60,746	197,314	176,147

Income from operations	40,336	27,365	89,882	75,767

Other income (expense):
Interest income	156	104	489	358
Interest expense	(794)	(887)	(2,108)	(2,781)
Other income (expense), net	(127)	880	(246)	813
Income before income taxes	39,571	27,462	88,017	74,157
Provision for income taxes	9,355	6,485	20,032	4,404
Net income	$30,216	$20,977	$67,985	$69,753

Earnings per common share:
Basic	$2.24	$1.54	$5.03	$5.13
Diluted	$2.24	$1.54	$5.02	$5.13

Shares used in per share calculations:
Basic	13,452	13,544	13,487	13,548
Diluted	13,481	13,567	13,512	13,570

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2026	2025
Operating activities:
Net income	$67,985	$69,753
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,905	6,099
Amortization of cloud computing implementation costs	1,319	1,265
Deferred income taxes	(665)	(86)
Tax benefit from release of uncertain tax position	—	(11,929)
Stock-based compensation	6,067	5,716
Unrealized foreign currency exchange (gains) losses	(431)	348
Provision for credit losses	819	1,044
Write-off of inventories	1,398	693
Other	(112)	(87)
Changes in assets and liabilities:
Trade and other accounts receivable	(29,087)	4,644
Inventories	1,330	(2,776)
Other assets	3,144	(6,387)
Operating lease assets and liabilities, net	(514)	(17)
Accounts payable and accrued liabilities	(5,073)	(10,001)
Accrued payroll and related expenses	(1,123)	(205)
Other long-term liabilities and income taxes payable	1,863	(94)
Net cash provided by operating activities	54,825	57,980

Investing activities:
Purchases of property and equipment	(3,924)	(3,177)
Proceeds from sales of property and equipment	545	329
Net cash used in investing activities	(3,379)	(2,848)

Financing activities:
Treasury stock purchases	(22,546)	(9,739)
Dividends paid	(40,306)	(37,504)
Repayments of long-term senior notes	(800)	(800)
Net proceeds from revolving credit facility	14,535	1,605
Shares withheld to cover taxes upon settlement of equity awards	(2,232)	(2,883)
Net cash used in financing activities	(51,349)	(49,321)
Effect of exchange rate changes on cash and cash equivalents	910	(828)
Net increase in cash and cash equivalents	1,007	4,983
Cash and cash equivalents at beginning of period	58,130	46,699
Cash and cash equivalents at end of period	$59,137	$51,682